Exhibit 10.3
PENN ENTERTAINMENT, INC.
PERFORMANCE UNIT AWARD AGREEMENT
(Stock-Settled)
PENN Entertainment, Inc. (the “Company”) has granted to you an Award of Performance Units (“Award”) pursuant to the PENN Entertainment, Inc. 2022 Long Term Incentive Compensation Plan, as amended, as follows:

Grantee:	_____________________________
Date of Grant:	_______________________, 20___
Award Target/Total Number of Performance Units:	_____________________________
Award Period	20___ through 20___
Vesting Schedule	_____________________________
The Award is subject to vesting and forfeiture conditions as determined by the Compensation Committee or its delegate from time to time as set forth herein.

This Award is subject to the terms and conditions of the PENN Entertainment, Inc. 2022 Long Term Incentive Compensation Plan, as amended from time to time (the “Plan”), which has been made available to you, and any rules, and regulations established by the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its delegate. Words used herein with initial capitalized letters that are not defined in this Award are defined in the Plan.
The terms provided herein are applicable to this Award. Different terms may apply to prior or future awards (if any) under the Plan (or a predecessor plan). To the extent that there is a conflict between the terms of this Award and the Plan, the terms of the Plan shall govern.
I.ACCEPTANCE OF AWARD
This Award constitutes an agreement between you and the Company. You have reviewed all of the provisions of the Plan and this Award. By electronically accepting this Award according to the instructions provided by the Company’s designated broker, you agree that this electronic contract contains your electronic signature, which you have executed with the intent to sign this Award, and that this Award is granted under and governed by the terms and conditions of the Plan and this Award. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee or its delegate on questions relating to the Plan and this Award.
II.PERFORMANCE TERMS
A.Award Period, Performance Periods, Restricted Period
The Award Period with respect to this Award begins on January 1 of the year containing the Date of Grant, and consists of three separate Performance Periods (the calendar year containing the Date of Grant and the two immediately following calendar years). The Award Period concludes on the date following the end of the final Performance Period on which the Committee makes its determination with respect to the final vesting of the Award (or, if earlier, on the date on which the Committee makes a determination following a Change in Control in accordance with the Plan). The Performance Units granted under this Award are evenly divided among the three Performance Periods.
B.Determination of Performance Units Earned
Following the end of each Performance Period, the Committee will determine whether, and to what extent, the Performance Goals are achieved for that Performance Period. The Performance Goals for each Performance Period are measured separately according the terms of the Plan, and the number of Performance Units earned will be determined for each Performance Period regardless of the Performance Level achieved in any other Performance Period.
C.Performance Goals
The Performance Goals will be communicated to you by the Company in a subsequent notice.
III.GRANT OF STOCK-SETTLED PERFORMANCE UNITS
Effective as of the Date of Grant identified above, the Company has granted to you an Award of Performance Units. Each Performance Unit represents the right to receive one share of the Company’s Common Stock upon the achievement of the Performance Goals, and subject to the vesting and forfeiture conditions described below.

IV.VESTING AND FORFEITURE
This Award, and any shares of Restricted Stock issued pursuant to this Award, are subject to forfeiture until the expiration of the Award Period, as set forth above. If your service as an Employee, Consultant, or Director of the Company or a Subsidiary, as applicable, terminates for any reason (except as otherwise provided for in the Plan or below), then all of the Performance Units (and any shares of Restricted Stock issued in connection with a prior conversion of Performance Units) that remain subject to forfeiture restrictions at such time shall be forfeited (even if they have been earned for a prior Performance Period based on the achievement of Performance Goals). You will receive no payment or shares of Common Stock for Performance Units or shares of Restricted Stock that are forfeited.
All unearned Performance Units subject to this Award shall be forfeited. Except as set forth below, there are no additional events or occurrences that shall lead to lapse of any forfeiture restrictions on this Award.
A.Death or Disability
If your employment or service as an Employee, Consultant or Director of the Company or a Subsidiary, as applicable, terminates before the end of the Award Period due to your death or Disability, the forfeiture restrictions on this Award shall lapse. In such a case, with respect to any Performance Period(s) that have been completed as of the date of your death or termination due to Disability, you (or your estate in the event of your death) shall vest in any shares of Restricted Stock issued in respect of earned Performance Units for completed Performance Periods (or, to the extent Performance Units were earned for a completed Performance Period, but the shares of Restricted Stock had not yet been issued, you shall receive shares of Common Stock based on the earned Performance Units, free of restrictions, as soon as practicable (and, in all events, within sixty (60) days) after the last day of the completed Performance Period). In addition, you will remain eligible to earn a pro-rata portion of the Performance Units applicable to the Performance Period in which your death or termination due to Disability occurs, but which has not been completed. The Performance Units for which a Performance Period has not yet been completed shall continue in full force and effect until the end of the applicable Performance Period and until the Committee makes the determination with respect to the achievement of the Performance Goal(s), at which point the pro-rata calculation shall be made at the same time as for other Grantees, and the shares of Common Stock issued promptly (and, in all events, within sixty (60) days) thereafter. All remaining Performance Units that were not earned and credited to your account and with respect to which the forfeiture restrictions have not lapsed shall be forfeited on the date of the Committee's determination.
For purposes of this Award, “Disability” means a physical or mental impairment sufficient to make the Grantee who is an Employee eligible for benefits under the Company’s or Subsidiary’s long-term disability plan in which the Grantee is a participant. A Grantee who is a Director or Consultant shall be treated as having a Disability if a physical or mental impairment would have made the Director or Consultant eligible for benefits under the Company’s or Subsidiary’s long-term disability plan had the Director or Consultant been an Employee.
B.Change of Control
If your employment or service as an Employee, Consultant or Director of the Company or a Subsidiary, as applicable, is terminated by the Company without Cause or by you for Good Reason in the two (2) years following a Change of Control and before the end of the Award Period, the provisions of Article XIII of the Plan shall apply, and (i) with respect to any Performance Period(s) that have been completed as of the date of termination, you shall vest in any shares of Restricted Stock issued in respect of earned Performance Units for completed Performance Periods (or, to the extent Performance Units were earned for a completed Performance Period, but the shares of Restricted Stock had not yet been issued, you shall receive shares of Common Stock based on the earned Performance Units, free of restrictions, as soon as practicable (and, in all events, within sixty (60) days) after the last day of the completed Performance Period) and (ii) with respect to any Performance Periods that have not yet been completed, you shall be entitled to receive one share of Common Stock for each Performance Unit that could have been earned in the Performance Period, with such shares issued as soon as practicable (and, in all events, within sixty (60) days) after the date of termination.
V.LEAVES OF ABSENCE
For purposes of this Award, your employment or service as an Employee, Consultant, or Director, as applicable, does not terminate when you go on a leave of absence recognized under the Plan. Your service will terminate when the leave of absence ends, however, unless you immediately return to active service in the applicable capacity.
VI.PAYMENT FOR SHARES
There is no exercise price or other payment required from you in exchange for this Award.
VII.CONVERSION OF PERFORMANCE UNITS AND ISSUANCE OF SHARES
This Award shall be settled by the Company by the issuance of shares of Common Stock underlying the Award as soon as reasonably practicable following the Committee’s determination, for each Performance Period, of the Performance Level of achievement for the Performance Goals. Such shares of Common Stock once issued, shall constitute Restricted Stock under the Plan, and shall be unvested and subject to forfeiture restrictions until the end of the Award Period, as described above.

To the extent that the forfeiture restrictions on the shares of Restricted Stock lapse at (or prior to) the end of the Award Period, such shares shall, thereafter, be fully transferable by you, subject to compliance with Section IX of this Award and the terms of the Plan.
VIII.SHAREHOLDER RIGHTS
You are not and do not have the rights of a shareholder of the Company with respect to any shares of Common Stock underlying this Award unless and until shares of Common Stock underlying the Award have been issued and delivered to you. You may vote shares of Restricted Stock issued to you pursuant to the Award. If Restricted Stock issued pursuant to the Award vests, you will receive any dividends paid with respect to the Restricted Stock during the Restricted Period. For clarity, you will not receive any dividends on shares of Restricted Stock that do not vest and any dividends relating to shares of Restricted Stock that vest will be retained by the Company and will only be paid if and when the Restricted Stock vests. Shares of Restricted Stock issued pursuant to the Award will be released to you in the form of a stock certificate or uncertificated shares.
IX.RESTRICTIONS ON RESALE
You may not sell any shares of Common Stock free from the forfeiture restrictions of this Award at a time when applicable laws or Company policies would prohibit a sale. This restriction will apply as long as you are an Employee, Consultant, or Director, as applicable.
X.TRANSFER OF PERFORMANCE UNITS AND RESTRICTED STOCK
The Performance Units subject to this Award, and, prior to vesting, any shares of Restricted Stock issued in connection with this Award, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or otherwise encumbered except in accordance with Section 12.8 of the Plan. Any attempt at such disposition shall be void.
XI.WITHHOLDING TAXES
No shares of Common Stock will vest or be released or issued to you unless you have made arrangements, acceptable to the Company, to pay any withholding taxes that may be due. Unless determined otherwise by the Committee, applicable tax withholding obligations not satisfied by you in cash shall be satisfied by having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the settlement of the Award a number of such shares with a Fair Market Value equal to such withholding obligation (or, with respect to shares of Restricted Stock issued pursuant to the Award that vest, by returning to the Company from the shares of Common Stock that would otherwise vest a number of such shares with a Fair Market Value equal to such withholding obligation); provided, that in no event shall the number of shares so withhold or returned have a Fair Market Value that exceeds the maximum statutory tax rates of your applicable jurisdiction (or such other rate as would not trigger a negative accounting impact). The Fair Market Value of the shares of Common Stock retained by the Company or surrendered by you shall be determined in accordance with the Plan as of the date the tax obligation arises.
XII.ADJUSTMENTS
As described more fully in Section 11.2 of the Plan, in the event of a stock split, a stock dividend and certain other events or transactions affecting the Common Stock, the number of Performance Units underlying this Award and the number of shares of Restricted Stock issued pursuant to this Award, if any, may be adjusted.
XIII.ELECTRONIC DELIVERY AND DISCLOSURE
The Company may deliver or disclose, as applicable, any documents related to this Award, future awards that may be granted under the Plan, the prospectus related to the Plan, the Company’s annual reports or proxy statements by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents delivered electronically or to retrieve such documents furnished electronically, as applicable, and agree to participate in the Plan through any online or electronic system established and maintained by the Company or a third party designated by the Company.
XIV.NO RIGHT TO CONTINUED SERVICE
This Award does not give you the right to continue in employment or service with the Company or Subsidiary in any capacity. The Company or Subsidiary reserves the right to terminate your employment or service at any time, with or without cause, subject to any employment agreement or other contract.
XV.APPLICABLE LAW AND VENUE
This Award will be interpreted and enforced under the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce this Award, relating to it, or arising from it, the parties hereby submit to the sole and exclusive jurisdiction of the Commonwealth of Pennsylvania, United States of America, and agree that such litigation will be conducted in the courts of Berks County, or the federal courts for the United States for the Eastern District of Pennsylvania, where this grant is made and/or to be performed.

XVI.JURISDICTION-SPECIFIC PROVISIONS
    This Award shall be subject to any terms and conditions for your jurisdiction set forth in the Addendum attached hereto. Moreover, if you relocate to any of the jurisdictions included in the Addendum, the terms and conditions for such jurisdiction will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of the Performance Unit Award Agreement.
XVII.CODE SECTION 409A COMPLIANCE
To the extent the Committee determines that this Award is subject to Section 409A of the Code and fails to comply with the requirements of such Section, the Committee reserves the right to amend, terminate or replace this Award in order to cause the Award to either not be subject to Section 409A of the Code or comply with the applicable provisions.
XVIII.ENTIRE AGREEMENT/AMENDMENT
The text of the Plan is incorporated in this Award by reference.
This Award and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Award may be amended in a way that is adverse to you or your beneficiaries only by another written agreement, signed by both parties, otherwise, the rights of the Board or Grantor as set forth in the Plan control as to any modification, alteration or amendment of this Award.

PENN ENTERTAINMENT, INC.

ADDENDUM - JURISDICTION-SPECIFIC PROVISIONS
PENN ENTERTAINMENT, INC.
PERFORMANCE UNIT AWARD AGREEMENT
(Stock Settled)
Words used herein with initial capitalized letters that are not defined in this Addendum or the main body of the Award are defined in the Plan.
Terms and Conditions
This Addendum contains additional or different terms and conditions that are applicable to this Award if you reside and/or work in any of the jurisdictions listed below. If you are a citizen or a resident (or are considered as such for local law purposes) of a jurisdiction other than the jurisdiction in which you are currently residing or working, or if you relocate to another jurisdiction after the Date of Grant, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to you.
Notifications
This Addendum may also include information regarding securities laws, exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective jurisdictions as of July 2023. Such laws are often complex and change frequently. As a result, you should not rely on the information contained herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your Award is granted or vests.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your particular situation.
Finally, if you are a citizen or resident (or are considered as such for local law purposes) of a jurisdiction other than the jurisdiction in which you are currently residing and/or working, or if you relocate to another jurisdiction after the Date of Grant, the notifications contained herein may not be applicable to you in the same manner.

UNITED STATES - CALIFORNIA
DATA PRIVACY INFORMATION AND CONSENT
A.Data Collection and Usage. The Company and the Service Recipient may collect, process, use and disclose certain personal information about you, including, but not limited to, your name, home address, email address, telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to the value of shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The Company, with its registered address at 825 Berkshire Boulevard, Wyomissing, Pennsylvania, United States, 19610, acts as the data controller in respect of such Data. The legal basis, where required, for the processing of Data is for the business purpose of implementing, administering and managing the Plan, to comply with applicable laws and regulatory obligations, and any other purposes disclosed to you at the time of collection with your consent.

B.Stock Plan Administration Service Providers. The Company may transfer Data to its service providers which are assisting the Company with the implementation, administration and management of the Plan. The Company may select different or additional service providers and share Data with such other provider serving in a similar manner. The Company will notify you of any such additional or different service providers prior to their commencement of services to the Company. You may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
C.International Data Transfers. The Company and some of its service providers are based in countries other than the country where you reside, including the United States. The Company’s legal basis, where required, for the transfer of Data is for the business purpose of implementing, administering and managing the Plan, to comply with applicable laws and regulatory obligations, and any other purposes disclosed to you at the time of collection with your consent.
D.Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with applicable legal or regulatory obligations, including under tax, exchange control, securities and labor laws. This may mean that Data is retained until after your employment or service with the Company or the Service Recipient ends, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, archiving, back-up and deletion purposes.
E.Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your compensation from or service with the Company or Service Recipient will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant this Award or other equity awards to you or administer or maintain such awards.
F.Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction(s). Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict processing of Data, (v) transport Data, (vi) lodge complaints with competent authorities in your jurisdiction(s), and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you should contact the Company’s Privacy Compliance Officer at privacy@pennentertainment.com.

By electronically accepting this Award and indicating consent according to the instructions provided by the Company’s designated broker, you are declaring that you agree with the data processing practices described herein and consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries or jurisdictions which do not have an adequate level of protection from a data protection law perspective, for the purposes described above.